ENERTOPIA CORPORATION.

April 21, 2016

S P W INC (“Vendor”)

PO Box 18453
Reno NV 89521

Attention: Foster Wilson

Re:	Proposed Terms of Acquisition of certain Placer Mining Claims Nevada, USA

This offer letter (the “Offer”) sets out certain basic terms and conditions by which Enertopia Corporation (“Enertopia”) proposes to enter into negotiations to effect the optional acquisition of certain placer mining claims (the “Claims”) in Nevada covering approximately 2,560 acres (see Schedule A) from S P W Inc. S P W Inc. holds the Claims directly (“Underlying Owner”). Upon the closing date of the transaction (the “Effective Date”) S P W Inc. will have the right to transfer, option, sell or assign the Claims to Enertopia. The Placer mining claims and any underlying agreements will be acquired by Enertopia through a mineral property option agreement, an assignment agreement or an asset acquisition (the “Transaction”) on the terms set forth below.

Upon acceptance of this Offer by S P W Inc. both S P W Inc. and Enertopia are obligated to use their best efforts to complete the Transaction contemplated herein which is subject to the negotiation of definitive documentation (the “Transaction Document”) which shall contain the terms and conditions as set out in this Offer together with all schedules and such other terms and conditions as are customary for transactions of the nature contemplated herein. This Offer is intended to bind the parties, and it is further intended that the terms set forth below will provide the basis upon which Enertopia and S P W Inc. will negotiate in good faith the Transaction Documents. The Transaction Document will supersede this Offer and shall include definitive schedules describing the Placer mining claims and any underlying agreements. All documentation shall be in a form and content satisfactory to each of S P W Inc. and Enertopia and is subject to receiving the approval of their respective boards of directors prior to signing, and in the case of Enertopia the receipt of any necessary regulatory approval(s). When used in this Offer capitalized terms not otherwise defined herein but defined in any of Policy 1 or Policy 8 of the Canadian National Stock Exchange (the “Exchange”) will have the meanings ascribed thereto in such applicable Exchange Policy. Each of Enertopia and S P W Inc. acknowledges that the initial 3,500,000 Enertopia shares (as defined below) to be received by persons or companies who become shareholders of Enertopia following completion of the Transaction may be subject to a legend restricting trading of these shares as required by the applicable regulatory authorities.

1.	Transaction Description

(a)	The Transaction may be effected in one of several different ways including a, mineral property option agreement, assignment agreement or an asset acquisition.

(b)

The parties will jointly determine the optimum structure for the Transaction in order to best satisfy tax planning, regulatory and other considerations. Prior to the Transaction S P W Inc. shall confirm that it owns or controls the Claims.

2.	Purchase Price for the Claims

The consideration payable by Enertopia to S P W Inc. pursuant to this Offer shall consist of:

(a)

paying $7,000 on signing the Offer; such payment is refundable by S P W Inc. if S P W Inc. fails to deliver 1,280 acres the Claims to Enertopia co-incidental with signing of Transaction Documents as described above,

(b)

paying $7,000 on signing of the definitive agreement (the Agreement); such payment is refundable by S P W Inc. if S P W Inc. fails to deliver 1,280 acres the Claims to Enertopia co-incidental with signing of Transaction Documents as described above,

(c)

paying $12,000 on signing of the definitive agreement (the “Agreement”) and issuing 3,500,000 common shares in the capital stock of Enertopia as soon as practicable following the execution of the Agreement,

(d)	paying an optional $12,000 on or before the six month anniversary of the definitive agreement (the “Agreement”),

(a)	paying an optional $22,500 on or before the one year anniversary of the definitive agreement (the “Agreement”),

(e)

issuing an optional 1,000,000 shares in the capital stock of Enertopia per project outlined in the definitive agreement based on certified well results showing a minimum average of 300 ppm Li over 100 feet as long as the Agreement is in good standing. Enertopia is responsible to keep the Placer mineral claims and any underlying agreements in good standing during the currency of the Transaction.

3.	NSR

(a)

There is a 1.5% Net Smelter Return (“NSR”) payable on all Placer mining claims from commercial production to be paid according to the terms and conditions as set forth in the Transaction Documents. The NSR can be re purchased for $500,000 per every 0.5%.

4.	Terms and Conditions in Favour of Enertopia

5.	Enertopia’s obligation to complete the Transaction described herein will be subject to the following conditions (the “Enertopia Closing Conditions”):

(a)	execution of Transaction Documents on substantially the same terms described herein, together with such other terms as are customary in a transaction of this nature,

(b)	receipt by Enertopia of all required regulatory approvals in form and substance satisfactory to Enertopia,

(c)	any underlying agreements being assigned to Enertopia, upon terms and conditions satisfactory to Enertopia,

(d)

Enertopia being satisfied acting reasonably as to its due diligence investigations of the business, assets and affairs of S P W Inc. and that that no material adverse change in the condition, business, properties or financial affairs of S P W Inc. has occurred prior to the Effective Date

(e)	if required, the receipt of shareholder approval by S P W Inc. shareholders to the Transaction,

(f)	if required, the receipt of shareholder approval by Enertopia shareholders to the Transaction,

(g)	all of the representations and warranties of S P W Inc. set forth in the Transaction Documents will be true and correct in all material respects as at the date made and as at the Effective Date;

(h)	all of the obligations, covenants and requirements of S P W Inc. described in this Offer and the Transaction Documents will have been met and complied with, and

(i)	the Effective Date shall have occurred on or before May 31, 2011 (the “Outside Date”), or such other date as Enertopia and S P W Inc. shall agree in writing.

The Enertopia Closing Conditions are for the exclusive benefit of Enertopia and may be waived in whole or in part by it at any time.

6.	Terms and Conditions in Favour of S P W Inc. SP W Inc.’s obligation to complete the Transaction will be subject to the following conditions (the “S P W Inc. Closing Conditions”):

(a)	execution of the Transaction Documents on substantially the same terms described herein, together with such other terms as are customary in a transaction of this nature,

(b)	receipt by Enertopia of all required regulatory approvals in form and substances satisfactory to S P W Inc.

(c)	if required, the receipt of shareholder approval by S P W Inc. shareholders to the Transaction,

(d)	if required, the receipt of shareholder approval by Enertopia’s shareholders to the Transaction,

(e)

S P W Inc. being satisfied acting reasonably as to its due diligence investigations of the business, assets and affairs of Enertopia and that that no material adverse change in the condition, business, properties or financial affairs of Enertopia has occurred prior to the Effective Date

(f)

all of the representations and warranties of Enertopia which are set forth in the Transaction Documents will be true and correct in all material respects as at the date made and as at the Effective Date;

(g)	the Effective Date shall have occurred by the Outside Date, or such other date as Enertopia and S P W Inc. shall agree in writing and

(h)	all of the covenants, obligations and requirements of Enertopia described in the Transaction Documents will have been met and complied with.

The S P W Inc. Closing Conditions are for the exclusive benefit of S P W Inc. and may be waived in whole or in part by it at any time.

7.	Standstill

During the period from the satisfactory completion of due diligence until this Offer is either superseded by the Transaction Documents or May 31, 2016 or such other date agreed upon by the parties, S P W Inc. agrees that it will:

not solicit offers or have discussion with any third parties regarding the sale of the Concessions.

8.	Transactional Support

9.

The parties acknowledge that the Transaction Documents will provide that Enertopia and S P W Inc. shall use their best efforts to ensure that the transactions contemplated in this Offer receive all applicable regulatory, shareholder and director approvals.

10.	Access to Information

Upon acceptance of this Offer and until the completion of the transactions contemplated by this Offer or the termination of the negotiations contemplated herein, each party will allow the other and its respective authorized representatives, including legal counsel and financial advisors, access to all information, books or records relevant for the purpose of the transactions contemplated herein. Each party hereto agrees that all information and documents so obtained will be kept confidential and the contents thereof will not be disclosed to any person without the prior written consent of the disclosing party.

11.	Expenses and Commission

Each of Enertopia and S P W Inc. shall be responsible for their own expenses and costs related to the transactions contemplated herein including, without limitation, all costs and charges incurred prior to the date of this Offer and all legal, advisory and accounting fees and disbursements relating to the transactions contemplated herein.

12.	Other Items

The Transaction Documents shall also contain such other terms, conditions and agreements to which the parties hereto may reasonably request and agree in order to complete the transactions contemplated in this Offer.

13.	Use and Confidentiality

All of the information and other data to which the each party and/or their respective representatives are given access as set forth above will be used by such party solely for the purpose of analyzing the other party hereto and will be treated on a confidential basis. The terms, conditions and existence of this Offer and all further discussions between the parties will also be treated on a confidential basis, subject to appropriate disclosure to regulatory authorities and as otherwise required by the requirements of any regulatory authorities or securities exchanges which may be applicable.

All announcements pertaining to the contemplated transaction will be subject to approval by the other party before public disclosure, subject to a party's need to immediately comply with the requirements of any regulatory authority (in which case best efforts will be made to obtain the other party's approval). S P W Inc. acknowledges the requirement for Enertopia to issue a press release announcing the entering into of the Offer, a draft of which will be made available for review and comment by S P W Inc., prior to dissemination.

If this Offer is acceptable, please communicate your acceptance by executing the duplicate copy hereof in the appropriate space below and returning such executed copy to us, marked "STRICTLY CONFIDENTIAL" prior to 1:00 p.m. on April 21, 2016, or such other date as Enertopia and S P W Inc. may agree in writing. This offer maybe signed in as many counterparts as may be necessary, each of which so signed shall be deemed to be an original ( and each signed copy sent by email or electronic facsimile transmission shall be deemed to be an original), and such counterparts together shall constitute one and the same instrument and notwithstanding the date of execution shall be deemed to bear the date as set forth above.

ENERTOPIA CORPORATION.

Per:
Robert McAllister, President

THIS OFFER is hereby accepted on the terms and c
onditions set forth herein as of the 21st day of April, 2016.

S P W Inc.

Per:
Foster Wilson